Exhibit 4.19

 PROMISSORY NOTE

$XXXXXX

December XX, 2014

Santa Ana, California

FOR VALUE RECEIVED, BioLargo, Inc., a Delaware corporation (“Maker”) promises to pay to XXXXX (“Holder”), or order, the principal sum of $XXXXX (the “Principal Amount”), plus an origination fee equal to $XXXX, bringing the total due to $XXXXX with interest from the date of this Note on the unpaid balance owing at the rate of twelve percent (12%) per annum until fully paid. The Principal Amount plus all accrued and unpaid interest on such Principal Amount shall be due and payable December XX, 2015 (“Maturity Date”).

Maker shall make all payments in lawful money of the United States of America and in immediately available funds. Computations of interest shall be based on a year of 360 days but shall be calculated for the actual number of days in the period for which interest is charged.

This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder. All payments under this Note shall be paid to Holder XXXX, or at such other address as Holder shall direct Maker in writing.

Maker shall issue to Holder a warrant to purchase XXX shares of common stock of the Maker, at an exercise price of $0.30 per share, which warrant shall expire December XX, 2019.

This Note shall be governed by the laws of the State of California excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Orange County, California.

Maker shall pay all costs and expenses, including attorney fees, incurred (i) in collecting payment on this Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) in enforcing any judgment obtained in any related legal proceeding.

Any of the terms and conditions of this Note may be waived by Holder, but no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

Maker hereby agrees to allow Holder, in his sole discretion, to convert this Note and any unpaid interest which may be due, into any offering of securities which may be offered by the Maker while this Promissory Note is outstanding.

BioLargo, Inc.

/s/

By: _________________________

Dennis P. Calvert, President